EXHIBIT 4.520
AMENDMENT AGREEMENT NO. 4
dated 14 October 2011
for
SIG COMBIBLOC GMBH & CO KG
as Chargor
and
WILMINGTON TRUST (LONDON) LIMITED
as Chargee

RELATING TO A
CHARGE AND SECURITY DEPOSIT OVER BANK
ACCOUNTS AGREEMENT
DATED 4 MARCH 2010 AS AMENDED ON 27 AUGUST 2010,
14 JANUARY 2011 AND 7 JUNE 2011

The taking of this document or any certified copy of it or any document which constitutes substitute documentation for it, or any document which includes written confirmations or references to it, into Austria as well as printing out any e-mail communication which refers to any Loan Document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to any Loan Document to an Austrian addressee may cause the imposition of Austrian stamp duty. Accordingly, keep the original document as well as all certified copies thereof and written and signed references to it outside of Austria and avoid printing out any email communication which refers to any Loan Document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to any Loan Document to an Austrian addressee.

THIS AMENDMENT AGREEMENT (the “Agreement”) is made on 14 October 2011
BETWEEN:
(1)	SIG Combibloc GmbH & Co KG, a limited partnership organised under the laws of the Republic of Austria, having its registered seat as at the date of this Agreement in Saalfelden am Steinernen Meer, Austria, and its business address as at the date of this Agreement at Industriestrasse 3, 5760 Saalfelden, Austria, registered in the Austrian companies register (Firmenbuch) under file number FN240335 i; as chargor and depositor under this Agreement (the “Chargor”, the “Depositor”); and
(2)	Wilmington Trust (London) Limited, acting as chargee under this Agreement, in its capacity as collateral agent acting on behalf and for the benefit of the Secured Parties (as defined in the Charge and Security Deposit over Bank Accounts Agreement (as defined below)) as appointed under the First Lien Intercreditor Agreement (as defined below) and authorised to represent their joint and several rights in connection with this Agreement (hereinafter, with its successors, permitted transferees and permitted assigns in such capacity, referred to as the “Collateral Agent” or the “Chargee”);
(1)and (2) are together hereinafter referred to as the “Parties” and “Party” means any of them, as the context may require.
RECITALS:
(A)	The Parties hereby declare that the Charge and Security Deposit over Bank Accounts Agreement (as defined below) was originally concluded on 4 March 2010 between the Chargee and the Chargor, pursuant to both (i) a credit agreement dated 5 November 2009 (as subsequently amended, amended and restated, supplemented and/or as otherwise modified) between among others Reynolds Group Holdings Inc., Pactiv Corporation, Reynolds Consumer Products Holdings Inc., Closure Systems International Holdings Inc., SIG Euro Holding AG & Co KGaA, SIG Austria Holding GmbH, Closure Systems International BV, the other borrowers party thereto, Reynolds Group Holdings Limited, the lenders from time to time parties thereto, and Credit Suisse AG as administrative agent (the “Credit Agreement”) and (ii) an indenture dated 5 November 2009 between, among others, Reynolds Group Escrow LLC, Reynolds Group DL Escrow Inc. and The Bank of New York Mellon, as trustee, principal paying agent, transfer agent and registrar, as modified, amended or supplemented from time to time (the “2009 Indenture”). The Charge and Security Deposit over Bank Accounts Agreement was amended on (A) 27 August 2010 pursuant to the amendment agreement No. 2 and incremental assumption agreement dated 4 May 2010 in relation to the Credit Agreement; (B) 14 January 2011 pursuant to (i) an indenture dated 15 October 2010 between, among others, RGHL US Escrow I Inc., RGHL US Escrow I LLC and RGHL Escrow Issuer (Luxembourg) I S.A. and The Bank of New York Mellon, as trustee, principal paying agent, transfer agent, registrar and collateral agent, The Bank of New York Mellon, London Branch as paying agent and Wilmington Trust (London) Limited as additional collateral agent, as modified, amended or supplemented from time to time (the “2010 Indenture”) and (ii) the amendment agreement No. 3 and incremental assumption agreement dated 30 September 2010 in relation to the Credit Agreement; and

(C) 7 June 2011 pursuant to (i) an indenture dated 1 February 2011 between, among others, Reynolds Group Issuer LLC, Reynolds Group Issuer Inc., Reynolds Group Issuer (Luxembourg) S.A. and The Bank of New York Mellon, as trustee, principal paying agent, transfer agent, registrar and collateral agent and Wilmington Trust (London) Limited, as additional collateral agent, as modified, amended or supplemented from time to time (the “February 2011 Indenture”) and (ii) an amendment no. 4 and incremental term loan assumption agreement dated 9 February 2011 in relation to the Credit Agreement.
(B)	In connection with the Credit Agreement, the 2009 Indenture, the 2010 Indenture and the February 2011 Indenture certain parties have entered into a first lien intercreditor agreement dated 5 November 2009 between, among others, The Bank of New York Mellon as trustee under the 2009 Indenture, Credit Suisse AG as representative under the Credit Agreement and each grantor that are parties thereto, as subsequently amended by Amendment No. 1 and Joinder Agreement dated 21 January 2010, which added the Collateral Agent as a collateral agent under the First Lien Intercreditor Agreement (the “First Lien Intercreditor Agreement”).
(C)	Pursuant to an indenture (the “August 2011 Secured Notes Indenture”) dated 9 August 2011 and entered into between, among others, RGHL US Escrow II Inc. and RGHL US Escrow II LLC (collectively, the “August 2011 Escrow Issuers”), The Bank of New York Mellon, as trustee, principal paying agent, transfer agent, registrar and collateral agent and Wilmington Trust (London) Limited as additional collateral agent, certain secured notes (the “August 2011 Secured Notes”) were issued by the August 2011 Escrow Issuers. On 8 September 2011, the August 2011 Secured Notes were released from escrow, RGHL US Escrow II Inc. and RGHL US Escrow II LLC merged with and into Reynolds Group Issuer Inc. and Reynolds Group Issuer LLC (together with Reynolds Group Issuer (Luxembourg) S.A., the “August 2011 Ultimate Issuers”), respectively, and the obligations of the August 2011 Escrow Issuers were assumed by the August 2011 Ultimate Issuers pursuant to a supplemental indenture between, among others, the August 2011 Escrow Issuers, the August 2011 Ultimate Issuers, The Bank of New York Mellon, as trustee, principal paying agent, transfer agent, registrar and collateral agent and Wilmington Trust (London) Limited, as additional collateral agent.
(D)	Pursuant to an amendment no. 6 and incremental term loan assumption agreement (the “Amendment No. 6”) dated 9 August 2011 and entered into between, among others Reynolds Group Holdings Inc., Reynolds Consumer Products Holdings Inc., Closure Systems International Holdings Inc., SIG Euro Holding AG & Co KGaA, SIG Austria Holding GmbH, Pactiv Corporation, Closure Systems International B.V., the other borrowers party thereto, the lenders from time to time party thereto and Credit Suisse AG as administrative agent, the Credit Agreement has been amended and restated in the form of Annex A attached thereto (the “Second Amended and Restated Credit Agreement”).
(E)	The obligations in respect of the August 2011 Secured Notes Indenture and any Senior Secured Note Documents (as defined therein) have been designated as “Additional Obligations” under, and in accordance with, section 5.02(c) of the First Lien Intercreditor Agreement.

(F)	As a consequence of the execution of the Amendment No. 6 and the issuance of the August 2011 Secured Notes, the Parties agreed to amend the Charge and Security Deposit over Bank Accounts Agreement and enter into this Agreement.
IT IS AGREED as follows:
1.	DEFINITIONS AND INTERPRETATION
1.1	Definitions
In this Agreement:
“Charge and Security Deposit over Bank Accounts Agreement” means the charge and security deposit over bank accounts agreement concluded in the form of a private deed dated 4 March 2010, as amended on 27 August 2010, on 14 January 2011 and 7 June 2011 between the Chargor and the Chargee.
1.2	Incorporation of defined terms
(a)	Unless a contrary indication appears, a term defined in the First Lien Intercreditor Agreement and in the Charge and Security Deposit over Bank Accounts Agreement has the same meaning in this Agreement and in any notice given under this Agreement.

(b)	The principles of construction set out in the Charge and Security Deposit over Bank Accounts Agreement shall have effect as if set out in this Agreement.
1.3	Clauses
In this Agreement any reference to a “Clause” is, unless the context otherwise requires, a reference to a Clause to this Agreement.
2.	AMENDMENTS TO THE CHARGE AND SECURITY DEPOSIT OVER BANK ACCOUNTS AGREEMENT
With effect from the date of this Agreement:
(a)	The following new definitions shall be inserted in clause 1.1 (Definitions) of the Charge and Security Deposit over Bank Accounts Agreement in alphabetical order:

““August 2011 Issuers” means the “Issuers” under, and as defined in, the August 2011 Secured Notes Indenture, including their successors in interest.”

““August 2011 Escrow Issuers” means RGHL US Escrow II Inc. and RGHL US Escrow II LLC, including their successors in interest.”

““August 2011 Secured Notes Indenture” means the indenture dated 9 August 2011, among the August 2011 Escrow Issuers and The Bank of New York Mellon, as trustee, principal paying agent, transfer agent, registrar and collateral agent and Wilmington Trust (London) Limited as additional collateral agent, as amended, extended, restructured, renewed, refunded, novated, supplemented, restated, replaced or modified from time to time, and to which Reynolds Group Issuer Inc., Reynolds Group Issuer LLC and Reynolds Group Issuer (Luxembourg) S.A. became a party as issuers by way of RGHL US Escrow II Inc. and RGHL US Escrow II LLC merging with and into Reynolds Group Issuer Inc. and Reynolds Group Issuer LLC, respectively, and a supplemental indenture being entered into between, among others, the August 2011 Escrow Issuers, Reynolds Group Issuer Inc., Reynolds Group Issuer LLC, Reynolds Group Issuer (Luxembourg) S.A., The Bank of New York Mellon, as trustee, principal paying agent, transfer agent, registrar and collateral agent and Wilmington Trust (London) Limited, as additional collateral agent.”

““August 2011 Incremental Assumption and Amendment Agreement” means the amendment no. 6 and incremental term loan assumption agreement dated 9 August 2011 entered into between, among others, Reynolds Group Holdings Inc., Reynolds Consumer Products Holdings Inc., Closure Systems International Holdings Inc., SIG Euro Holding AG & Co. KGaA, SIG Austria Holding GmbH, Closure Systems International B.V. and Pactiv Corporation as borrowers, Reynolds Group Holdings Limited, the Guarantors from time to time party thereto (as defined therein), certain of the Lenders party thereto and the Administrative Agent (as defined therein), as amended, novated, supplemented, restated or modified from time to time.”

(b)	Clause 2.1 (i) of the Charge and Security Deposit over Bank Accounts Agreement shall be replaced in its entirety with the following wording:
“(i)	USD 9,570,000,000 (that is nine billion and five hundred seventy million U.S. $) and EUR 780,000,000 (that is seven hundred and eighty million euro) (the “Secured Principal”); plus”.
3.	CONTINUITY AND FURTHER ASSURANCE

3.1	Continuing obligations

The provisions of the Charge and Security Deposit over Bank Accounts Agreement shall, save as amended by this Agreement, continue in full force and effect.

3.2	Further assurance

The Chargor shall, at the reasonable request of the Chargee and at its own expense, do all such acts and things necessary to give effect to the amendments effected or to be effected pursuant to this Agreement.

4.	INCORPORATION OF TERMS

The provisions of clause 10 (Remedies and waivers), clause 11 (Severability), clause 17 (Notices) and clause 19 (Jurisdiction) of the Charge and Security Deposit over Bank Accounts Agreement shall be incorporated into this Agreement as if set out in full in this Agreement and as if references in those clauses to “this Agreement” are references to this Agreement.

5.	GOVERNING LAW
This Agreement is governed by Hungarian law.
6.	RIGHTS OF THE COLLATERAL AGENT
Notwithstanding anything contained herein, the Parties agree that this Agreement shall be deemed a “Security Document” for the purposes of and as defined in the First Lien Intercreditor Agreement (and for no other purpose) and accordingly each of the protections, immunities, rights, indemnities and benefits conferred on the Collateral Agents under the Charge and Security Deposit over Bank Accounts Agreement and the First Lien Intercreditor Agreement shall continue in full force and effect and shall apply to this Agreement as if set out in full herein.

SIGNATURES
SIG Combibloc GmbH & Co KG, represented by its general partner SIG Combibloc GmbH - as Chargor

By:	/s/ Jennie Blizard
	Name:	Jennie Blizard
	Title:	Authorised Signatory

Wilmington Trust (London) Limited - as Chargee
By:	/s/ Paul Barton
	Name:	Paul Barton
	Title:	Relationship Manager